Exhibit 99.1

Chart’s CAIRE Completes Acquisition of Covidien’s Oxygen Therapy Business

Cleveland, Ohio – November 30, 2009 – Chart Industries, Inc. (NASDAQ: GTLS) announced that CAIRE, which operates under Chart’s BioMedical segment, has completed the previously announced acquisition of Covidien’s (NYSE: COV) oxygen therapy business, including the design, manufacturing, and sales and service functions worldwide. The acquisition includes products sold under the leading CompanionTM and HELiOSTM brands. Financial terms of the transaction were not disclosed.

“We are pleased to have the CompanionTM and HELiOSTM liquid oxygen therapy brands included in our product offering and look forward to selling and servicing these products under CAIRE,” stated Steve Shaw, President of Chart BioMedical Group. “As previously mentioned, we expect to complete the integration of this business into CAIRE towards the end of 2010.”

CAIRE is a leading respiratory care products provider for the home health care market, manufacturing a full line of liquid oxygen reservoirs and liquid oxygen portables sold under the LiberatorTM and SpiritTM brands.

Certain statements made in this news release are or imply forward-looking statements, such as statements concerning Chart’s plans, objectives, future orders, revenue, costs, performance, business trends, and other information that is not historical in nature. These statements are made based on management’s expectations concerning future events and are subject to factors and uncertainties that could cause actual results to differ materially. These factors and uncertainties include Chart’s ability to successfully integrate the Covidien oxygen therapy business, cyclicality of product markets, a delay or reduction in customer purchases, competition, the negative impacts of the continuing global economic crisis, changes in government healthcare regulations and reimbursement policies, and economic, political, business and market risks associated with global operations. For a discussion of these and additional factors that could cause actual results to differ from forward-looking statements, see Chart’s filings with the U.S. Securities and Exchange Commission, including Item 1A – Risk Factors, of Chart’s most recent Annual Report on Form 10-K.

Chart is a leading global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations throughout the United States and an international presence in Asia, Australia and Europe. For more information, visit: http://www.chart-ind.com.

For more information, click here:

http://www.chart-ind.com/investor_relations.cfm/?b=1444&I=1

Please contact:

Jim Hoppel

Vice President, Corporate Development

and Treasurer

Chart Industries, Inc.

216-626-1216

james.hoppel@chart-ind.com